FUGRO AIRBORNE SURVEYS

SURVEY AGREEMENT

BETWEEN

SILLENGER EXPLORATION CORP.

AND

FUGRO AIRBORNE SURVEYS

MEGATEM® / MAGNETICS / SPECTROMETER SURVEY

EQUATORIAL GUINEA

Job No.

TABLE OF CONTENTS

SCHEDULES

A. SURVEY AREA

B. PRICING, SERVICES, AND PAYMENTS

C. SURVEY SCHEDULING

D. AIRCRAFT, INSTRUMENTATION, CALIBRATION, AND PERSONNEL

E. FLIGHT SPECIFICATIONS

F. SAFETY CONSIDERATIONS

G. DATA PROCESSING

H. PRODUCTS FOR DELIVERY

I. QUALITY CONSIDERATIONS

SURVEY AGREEMENT

This Agreement is made and entered into as of June 10, 2010 by and between the Sillenger Exploration Corp., incorporated under the laws of Nevada and having an office at 7839 – 17th Avenue, Burnaby, British Columbia, Canada, V3N 1M1 (hereinafter called "CLIENT") and FUGRO AIRBORNE SURVEYS CORP., incorporated under the laws of the province of New Brunswick, Canada and having an office at 2191 Thurston Drive, Ottawa, Ontario K1G 6C9 (hereinafter called "FUGRO")

This Agreement, and all Schedules attached hereto which are made a part of this Agreement, sets forth all the terms and conditions under which FUGRO agrees to undertake and perform an airborne geophysical survey, hereinafter called "the Survey", as directed by and on behalf of CLIENT, in and around an area more particularly described in Schedule A attached hereto.

In consideration of the payments to be made hereunder and the mutual covenants hereinafter contained, the parties agree as follows:

1. SCOPE OF THE SURVEY

1.1 The Survey will consist of acquisition and analysis of airborne geophysical data collected over an area(s) in Equatorial Guinea. The area(s) of the Survey and the distribution of line-km to be flown including line direction(s) and spacing(s) are more accurately described in Schedule A.

1.2 FUGRO shall perform the Survey in accordance with the specifications and to the schedule generally described in Schedules C - I attached. Prior to and during the time the aircraft and crew are on site, CLIENT, in consultation with FUGRO, has the option to modify both the amount and manner of the flying. Any such modifications to the flight specifications described in Schedule E shall be decided upon in a timely fashion so as to maximize the efficiency of data collection and shall be agreed in writing by authorized representatives of both parties. FUGRO and CLIENT shall agree on any changes to Schedule B attached resulting from modifications of the Survey prior to implementing the modifications.

1.3 The aircraft, instrumentation, and personnel to be supplied by FUGRO are described and outlined in Schedule D attached hereto and incorporated herein by reference.

1.4 Where required by law, and in the interest of a timely completion of the Survey, CLIENT will cooperate with FUGRO and participate in permit applications and/or presentations to any appropriate authorities.

2. CLIENT REPRESENTATIVES

2.1 The CLIENT shall designate one representative, which may be either an employee of CLIENT or a third party acceptable to FUGRO (hereafter referred to as "CLIENT Representative"), to whom FUGRO's party chief or other FUGRO representative may deliver reports and other information derived from the Survey and from whom FUGRO's representative will receive instructions, provided such instructions are in

accordance with the terms of this Agreement. The CLIENT Representative shall be identified in writing to FUGRO prior to the commencement of the Survey. FUGRO shall be fully entitled to rely on the apparent authority of such CLIENT Representative on CLIENT's behalf to inspect such operations and give instructions to FUGRO. Such instructions, when related to the Survey and ordering changes to the Survey, shall be in writing and binding upon CLIENT, and CLIENT shall not thereafter be entitled to deny or otherwise repudiate the same.

2.2 The CLIENT Representative may be present during the field phase to monitor the Survey, but shall not have any authority to interfere with the actual logistical aspects of the data acquisition or analysis.

2.3 The CLIENT Representative may have access to tapes, data or other information in the field or as client directs.

2.4 All expenses related to the presence of any CLIENT Representative will be for the account of CLIENT. Fugro will not invoice CLIENT for the time spent together by the CLIENT Representative and FURO field personnel.

2.5 The designated CLIENT Representative for this survey will be Allan Juhas, 4221 S. Yukon Way, Lakewood, Colorado, USA, 80235.

3. INDEPENDENT CONTRACTOR

It is understood and agreed that FUGRO is, and shall be deemed and treated as, an independent contractor while engaged in the performance of the Survey, and none of its employees, agents or subcontractors shall be employees or agents of CLIENT for any purpose. FUGRO maintains the absolute right to supervise, manage and exclusively control the operation and safety of its personnel, facilities, aircraft, and other equipment and property and the manner and means of performing the Survey. The CLIENT shall have no right of direction or control of FUGRO or its employees or agents, being only interested in the final results of the Survey.

4. PAYMENTS

In consideration for the Survey performed under this Agreement, CLIENT agrees to pay FUGRO the aggregate of the amounts described in Schedule B attached. The payments made by CLIENT to FUGRO are not subject to abatement, and shall be made as follows:

4.1 The CLIENT shall pay the undisputed amount of all invoices upon receipt of the invoice.

4.2 Amounts past due but not paid within thirty (30) days of invoice are subject to a compound interest charge 1.2% per month from the date of invoice.

4.3 The delivery of final maps or reports to CLIENT is contingent on the full payment by CLIENT of all outstanding FUGRO invoices.

4.4 Notwithstanding any other provision to the contrary contained in this Agreement, in the event that an amount invoiced is not paid within thirty (30) days of receipt, FUGRO at its option may, in addition to any other remedy, reschedule or cease all further Survey work until payment of the outstanding sum is received in full and may delay without penalty to FUGRO the delivery of documents as a consequence of rescheduling its overall work flow. In the event that the said amounts together with all interest thereon are not paid within sixty (60) days of the payable date, the total amount due under this Agreement less any prepayments will be payable immediately without further notice and FUGRO will not be obligated to provide further deliveries under this Agreement until payment in full of the entire amount due under the Agreement by certified cheque or money order or other means acceptable to FUGRO is received.

4.5 Unless payment hereunder is received in full in accordance with the terms of each invoice, the information, documents and data pertaining to the Survey shall remain the property of FUGRO and FUGRO reserves the right to sell the data.

5. CONFIDENTIALITY

FUGRO shall use its reasonable best efforts to keep confidential (i) data acquired from the Survey hereunder, (ii) information relating to the location of the Survey and the type of work performed, and (iii) information supplied by CLIENT to FUGRO, which is not otherwise proprietary to FUGRO, and which is identified in writing by CLIENT to FUGRO as being confidential. FUGRO shall not divulge to anyone other than its employees and agents, or CLIENT's designated employees and agents, any such data or information unless previously authorized by CLIENT in writing. FUGRO shall require the same degree of confidentiality from its subcontractors. Likewise, CLIENT shall observe the above confidentiality obligation, insofar as it has access to and knowledge of the equipment, instruments, programs, and procedures of the operation hereof, which are the property of and proprietary to FUGRO. The foregoing obligation of confidentiality shall survive the termination of this Agreement but it shall not apply to information which (i) was or shall have been in the possession of the receiving Party prior to disclosure by the other Party, or (ii) is acquired by the receiving Party from others who have no direct or indirect confidential commitment to the other Party with respect to same, or (iii) are or become part of the public domain without the fault or participation of the receiving Party, or (iv) as required by law.

6. OWNERSHIP OF DATA

Upon FUGRO's receipt of the final payment, all the information, documents and data pertaining to the Survey shall become the sole property of CLIENT and shall be delivered to CLIENT at the conclusion of the data analysis. FUGRO reserves the right, but not the obligation, to maintain a digital backup of the data from the Survey for archival purposes, for a period of 2 years.

7. LIMITATION OF LIABILITY

The Survey will be undertaken in accordance with current internationally accepted standards of the geophysical survey profession, and the terms and specifications of this Agreement. Under no circumstances does FUGRO make any warranties either express or implied relating

TSL

to the accuracy or fitness for purpose or otherwise in relation to information, data and reports provided hereunder. The CLIENT is solely responsible for the use, interpretation, and application of all such data, information or reports and for any costs incurred and expenditures made in relation thereto. The CLIENT agrees that any use, reuse, modification, or extension of FUGRO's data, information or reports by CLIENT is at CLIENT's sole risk and without liability to FUGRO. The CLIENT agrees to defend, indemnify and hold harmless FUGRO from all third party demands, damages, claims, suits, or actions that may arise as a result of any use, reuse, modification, or extension of the data, information or reports provided by FUGRO under this Agreement.

8. CONSEQUENTIAL DAMAGES

Notwithstanding any other provision to the contrary contained in this Agreement, FUGRO and CLIENT waive and release any claim against the other, and neither shall be liable to the other, for loss of revenue, profit or use of capital, loss of services, loss of product, production delays, business interruptions, losses resulting from failure to meet other contractual commitments or deadlines, downtime of facilities or aircraft, damages resulting from noise or other effects of normal aircraft performance, or for any special, indirect, delay or consequential damages resulting from or arising out of this Agreement, or as a result of or in connection with the Survey, and whether based on negligence (sole or concurrent, active or passive), non-airworthiness, breach of warranty, breach of contract, strict liability or otherwise.

9. RESPONSIBILITY FOR TAPES

FUGRO's liability for loss or damage to any tapes, data or information which are, or become, the property of CLIENT during the performance of this Agreement (such tapes, data or information hereinafter referred to collectively as "Tapes" and individually as "Tape") while in FUGRO's possession shall be limited solely to loss or damage caused by FUGRO's negligence; provided, however, that FUGRO's sole liability for such loss or damage shall be, replace the lost or damaged survey information by reflying or having reflown that portion of the survey. Information are not deemed delivered to CLIENT until final copies are signed for by a responsible person (John Gillespie)at Client's Oakville office.

10. INDEMNITIES

10.1 FUGRO shall release, defend, indemnify and hold harmless CLIENT from and against any and all liabilities for death, illness or injury to any of FUGRO's personnel or for loss of or damage to the property of FUGRO and against all claims, demands, proceedings, causes of action, and costs and expenses (including those for reasonable attorney fees) resulting therefrom.

10.2 The CLIENT shall release, defend, indemnify and hold harmless FUGRO from and against any and all liabilities for death, illness or injury to any of CLIENT's personnel or for loss of or damage to the property of CLIENT and against all claims, demands, proceedings, causes of action, and costs and expenses (including those for reasonable attorney fees) resulting therefrom.

10.3 FUGRO shall release, defend, indemnify and hold harmless CLIENT from and against any and all liability for death, illness or injury to any third party or for loss of or damage to any third party's property, and against all claims therefrom and arising out of and to the extent of any negligence or default on the part of FUGRO in the performance of any of its obligations hereunder.

10.4 The CLIENT shall release, defend, indemnify and hold harmless FUGRO from and against any and all liability for death, illness or injury to any third party or for loss of or damage to any third party's property and against all claims therefrom and arising out of and to the extent of any negligence or default on the part of CLIENT in the performance of any of its obligations hereunder.

10.5 Except as otherwise described in this Section 10, the indemnities in this Agreement apply:

(a) notwithstanding any conflicting statutory rules of liability,

(b) notwithstanding the rights of either party under any successful limitation or exoneration of liability proceeding, and

(c) whether or not the indemnification is allegedly owed due to negligence, strict liability or statutory duty, or sought directly or indirectly by way of recovery, indemnification, or contribution.

The indemnities and releases in this Agreement shall apply notwithstanding the negligence (whether sole or concurrent, joint, active or passive) of any indemnitee, the non-airworthiness of any aircraft, or any pre-existing condition, excepting only the indemnitee's gross fault or willful misconduct. Additionally, the indemnities and releases in this Agreement shall apply, without limitation, to situations involving ingress, egress, loading or unloading or the presence of any covered person at or in transit to any site or any facility, aircraft or other premises owned, leased, used or chartered by FUGRO or the CLIENT directly or indirectly connected with any of the Survey performed under this agreement.

10.6 Notwithstanding any other provision to the contrary contained in this agreement, CLIENT shall indemnify, defend and hold harmless FUGRO, its officers, agents and employees from and against all claims, losses, damages, causes of action and liability of every kind including all expenses of litigation, court costs and reasonable attorney's fees predicated on the theory that FUGRO's operations on or over lands or areas designated by CLIENT have depreciated the value thereof, and whether based on negligence (whether sole or concurrent, active or passive), breach of warranty, breach of contract, strict liability or otherwise.

10.7 Notwithstanding any other provision to the contrary contained in this agreement, CLIENT shall indemnify, defend and hold harmless FUGRO, its officers, agents and employees from and against all claims, losses, damages, causes of action and liability of every kind including all expenses of litigation, court costs and reasonable attorney's fees predicated on allegations of noise or other effects of normal aircraft performance in connection with FUGRO's operations, and whether based on negligence (whether sole or concurrent, active or passive), breach of warranty,

breach of contract, strict liability or otherwise.

11. PATENT INDEMNIFICATION

FUGRO as respects FUGRO's equipment and information, and CLIENT as respects CLIENT's equipment and information, and either party specifying the use of particular equipment, information and methods of operation, shall release, defend, indemnify and hold the other harmless from and against any and all damages and expenses arising out of a claim of actual or alleged infringement of patent or other intellectual property rights asserted in connection with the use of such equipment, information or methods of operation.

12. INSURANCE

At all times during the term of this Agreement, FUGRO shall carry and maintain at its own expense, work insurance protection of the kinds and in the minimum amounts set forth below:

12.1 Employer's Liability and Workmen's Compensation insurance to cover employees furnished by FUGRO including:

(a) Statutory Workmen's Compensation benefits in compliance with the laws of the state, province or country in which the Survey under this Agreement will be performed;

(b) Voluntary compensation coverage;

(c) Employer's Liability to have limits of not less than $5,000,000 per person, and $5,000,000 per accident;

(d) Provision that claims "in rem" shall be treated as claims against FUGRO;

(e) Endorsement that a claim made against CLIENT or its underwriters by an employee of FUGRO, based in whole or in part on the principle that such employee is the borrowed servant of CLIENT, shall for purposes of this insurance be treated as a claim arising under this policy, and CLIENT shall receive the benefit of this insurance;

(f) Employer's Liability applicable to all provisions outlined above with limits not less than $5,000,000 each person, $5,000,000 each occurrence.

12.2 Comprehensive General Liability Insurance. Such insurance shall cover all operations in all provinces, states and countries in which the Survey or services may be performed by FUGRO hereunder and shall include the following:

(d) Limits of liability: not less than $5,000,000 for death or injury of any one person, $5,000,000 in the aggregate for all persons injured or killed as the result of any one accident, and $5,000,000 for loss of or damage to property resulting from any one accident;

(e) Contractual liability coverage for FUGRO's obligations hereunder;

(f) Products hazard coverage;

(g) Completed Operations Coverage.

12.3 Automobile Liability Insurance including coverage for non-owned automobiles with limits of not less than $1,000,000 for death of or injury to any one person, $1,000,000 for all persons injured or killed as the result of any one accident, and $1,000,000 for loss of or damage to property arising out of any one accident.

12.4 Aviation Liability Insurance to cover aircraft owned, leased, chartered or hired by or on behalf of FUGRO and used for or in connection with the performance of this Agreement with a combined Bodily Injury and Property Damage limit of not less than $5,000,000 per accident or occurrence.

12.5 Aviation Hull Insurance to cover aircraft owned or leased by FUGRO and used for or in connection with the performance of this Agreement.

12.6 With respect to all such policies of insurance, FUGRO shall furnish evidence upon request that FUGRO's insurers waive all rights of subrogation against CLIENT and its Underwriters, and, with the exception of the policies of insurance described in Section 12.1 hereof, FUGRO shall also furnish evidence upon request that CLIENT is listed as an additional insured in such policies, but all rights of CLIENT hereunder, as named insured or by waiver of subrogation, shall be limited to the extent of FUGRO's valid and enforceable indemnity obligations in this Agreement. The CLIENT shall also furnish evidence upon request that its liability insurers list FUGRO as an additional insured.

12.7 Each of the foregoing policies of insurance shall include an extra-territorial endorsement to explicitly provide that the coverage extends to the areas where the Survey or services are performed hereunder.

12.8 The insurance coverage required by this Agreement wherein CLIENT is to be listed as an additional insured shall be primary to the policies held by FUGRO and the coverage afforded CLIENT under such policies shall be the same coverage extended to the Named Insured without exception or limitation except as to amounts. FUGRO's policy or policies shall be so endorsed. FUGRO shall pay all deductibles.

12.9 Upon execution of this Agreement, FUGRO shall furnish CLIENT upon request with certificates of insurance certifying that the Insurance is in full force and effect. Each certificate shall contain a provision stating that the insurer agrees to give CLIENT thirty (30) days prior written notice in event of cancellation or material change in the insurance.

12.10 The parties specifically recognize that certain foreign, federal, state or provincial statutes and case law may obligate or require modification to Section 12 Insurance and Section 10 Indemnities and that future changes in the law and interpretations of

the law during the term of this Agreement may affect the validity or scope of those Sections. Therefore, the parties specifically agree that, if any provision of Sections 12 or 10 is determined to be unenforceable or in contravention of any applicable law, such provision shall be deemed modified to the minimum extent required to bring such provision into compliance with said applicable law. The CLIENT will pay any additional costs for insurance unless FUGRO should have been reasonably aware of the additional costs at the time of execution of this Agreement.

13. LAWS, RULES, PERMITS AND LICENSES

FUGRO shall comply with all provisions of applicable law including, federal, provincial, state, and municipal laws, by-laws, ordinances, rules and regulations relating to the performance of the Survey. FUGRO warrants that it is duly licensed and authorized to perform all the Survey work covered hereby, or that it will be so licensed and authorized prior to commencement thereof, and that is has obtained, or will obtain prior to such commencement, all necessary permits required of a contractor in performing same.

14. SAFETY

Operations are carried out in accordance with safety considerations in Schedule F, and with all local air regulations and civil air regulations in effect, as well as in full compliance with FUGRO's Safety Management System manual. This manual may be viewed by CLIENT upon request.

The decision of the pilot of the survey aircraft not to fly specific flight lines or parts thereof for reasons of safety shall be conclusive and binding, and the lines not flown as a result of such decision shall be deducted from the total to be flown.

15. FORCE MAJEURE

Neither CLIENT nor FUGRO shall be liable to the other for any delays or damages or any failure to act, occasioned, or caused by reason of Force Majeure. The term "Force Majeure" shall include, but not be limited to, acts of God, including weather phenomena and/or solar activity that may affect signals from the U.S. Department of Defense's Global Positioning System (GPS) satellites, wars, fires, strikes, lock-out, riots, civil commotion, terrorist attacks, sabotage, governmental regulations or controls, including change to or denial of access to the GPS satellites, inability to obtain any required materials or services or permits, protests or demonstrations, weather, equipment breakdowns or other acts beyond the reasonable control of either party, whether or not similar to the matters herein enumerated.

All contractual obligations of either party for performance of services under this Agreement will be suspended for so long as and only to the extent that fulfillment of obligations and performance of the Survey under this Agreement is prevented by reason of Force Majeure. In the case of suspension by reason of Force Majeure, the affected party will promptly notify the other and shall use its best efforts to remedy the Force Majeure event as soon as possible.

Should any period of Force Majeure continue for fifteen (15) days, either party shall have the right to terminate this Agreement by notice to the other party provided that termination pursuant to this provision shall not prejudice any pre-existing claims that either party may have had against the other party. If either party terminates this Agreement or any Survey performed under this Agreement by reason of a Force Majeure event, CLIENT shall pay all sums accrued, plus FUGRO's costs of demobilization and payments due subcontractors and third parties.

During any period of Force Majeure, FUGRO shall be paid at the standby rate specified in Schedule B or in the absence of such a rate, at a standby rate to reimburse FUGRO for it's out-of-pocket expenses.

16. MECHANICS' OR OTHER LIENS

FUGRO shall promptly pay all costs and charges incurred by it in connection with the Survey and shall not suffer nor permit any Mechanics' or other liens to attach to any property of CLIENT.

17. ECOLOGY AND SANITATION

During the course of the Survey, FUGRO shall keep the site of any Survey and camp areas free from accumulations of waste materials, rubbish or garbage. Upon completion of the Survey, FUGRO shall remove all tools, surplus materials, rubbish and garbage belonging to FUGRO, and leave the working and campsite in a condition comparable to the condition of the site at the start of the Survey.

18. ENFORCEMENT OF DISCIPLINE

FUGRO shall at all times enforce discipline and maintain good order among its employees and subcontractors, and shall not retain on the job any person not skilled in the task assigned to that person. FUGRO shall forthwith remove from the Survey any employee of FUGRO or a subcontractor who is unacceptable, for good cause, to CLIENT.

19. ASSIGNMENT

Neither FUGRO nor CLIENT shall assign, subcontract, pledge, mortgage or otherwise encumber any of its rights hereunder without the prior written consent of the other party.

20. TERM AND TERMINATION

20.1 This Agreement shall be effective as of the date first stated above and shall continue until the Survey is completed and all obligations of both parties are fulfilled.

20.2 It is recognized that scheduling of the Survey to be performed by FUGRO under this Agreement requires that this Agreement be executed by CLIENT and delivered to FUGRO no later than June 15th, 2010 If this Agreement and any amount payable on

execution of this Agreement are not delivered by this date, then the commencement date referred to in Schedule C and the prices referred to in Schedule B of this Agreement may not be maintained and this Agreement shall become null and void at the option of FUGRO.

20.3 If FUGRO defaults in the performance of its material obligations, CLIENT may, without prejudice to any other remedy it may have, give FUGRO written notice of its intent to terminate this Agreement or the Survey, unless FUGRO remedies the default within fifteen (15) days after receiving such notice. If FUGRO has not remedied said default within such time, CLIENT may, upon written notice to FUGRO, terminate this Agreement or the Survey.

20.4 The CLIENT may, at its option, terminate this Agreement for reasons other than FUGRO's default at any time prior to the completion of the Survey upon giving FUGRO ten (15) days written notice. If CLIENT elects to terminate this Agreement prior to completion of the Survey, then CLIENT shall pay to FUGRO all costs associated with the termination, including, without limitation, mobilization and demobilization costs, fees to vendors and suppliers for such early termination, the specified early termination fee and all other termination charges whether outlined in Schedule B or not. If no amount is specified in Schedule B for an early termination fee, and unless the early termination fee is specifically stated as zero (0), then such early termination fee shall be negotiated in good faith between the parties to provide reasonable compensation to FUGRO for the Survey terminated by CLIENT in order to accommodate CLIENT's business needs.

21. WAIVER

The rights herein given to either Party may be exercised from time to time, singularly or in combination, and the waiver of one or more of such rights shall not be deemed to be a waiver of such right in the future or of any one or more of the other rights that the exercising Party may have. No waiver of any breach of a term, provision, or condition of this Agreement by one Party shall be deemed to have been made by the other Party hereto unless such waiver is expressed in writing and signed by an authorized representative of such Party and the failure of either Party to insist upon the strict performance of any term, provision or condition of this Agreement or to exercise any option herein given shall not be construed as a waiver or relinquishment in the future of the same or any other term, provision, condition or option.

22. NOTICE

All notices, demands and consents required or permitted to be given under this Agreement shall be in writing and may be delivered personally, transmitted by facsimile or e-mail, or may be forwarded by first class prepaid registered mail to the addresses set forth below. Any notice shall be deemed given and received on the next business day after personal delivery or facsimile transmission or e-mail, or, if mailed, on the expiration of ten (10) days after it is posted, addressed as follows:

(a) If to CLIENT:
Sillenger Exploration Corp.
7839 – 17th Avenue
Burnaby, British Columbia
Canada V3n 1M1
Attention: John Gillespie
Phone: 905 582-2434
Fax: 905 842-9095
Cell: 416 735-3594
E-mail: jgillespie@sillenger.com

(b) If to FUGRO:
2191 Thurston Drive
Ottawa, Ontario
Canada K1G 6C9
Attention: Mr. Gord Roberts
Phone: (613) 731-9575
Fax: (613) 731-0453
e-mail groberts@fugroairborne.com

Or to such address or addresses as the parties may from time to time give notice of, provided that if there shall be between the time of mailing and the actual receipt of the notice, a mail strike, slowdown or other labor dispute which might affect the delivery of the notice by the mails, then the notice shall only be effective if and when actually delivered.

23. CAPTIONS

The captions appearing in this Agreement have been inserted only for reference and as a matter of convenience and do not define, limit or enlarge the scope or meaning of this Agreement or any provision thereof.

24. GOVERNING LAW

This Agreement shall be governed, construed and interpreted by the laws of the Province of Ontario, Canada, excluding any choice of law rules that would otherwise require the application of laws of any other jurisdiction.

25. ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties and supersedes and replaces any oral or written communications previously made between the parties relating to the Survey. This Agreement shall not be amended except by a written instrument executed by the duly authorized representatives of both parties. In the event any provision of this Agreement is held to be partially or completely invalid, or contrary to applicable law, said invalid provision or invalid part thereof shall be deemed deleted and the remainder of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

FUGRO AIRBORNE SURVEYS CORP

Per: ______________________

Title:
Managing Director, Ottawa Office

Date: 11/6/10

Per: ______________________

Title: Gord Roberts
Manager, Sales and Marketing

Date: June 11, 2010

Sillenger Exploration Corp.

Per: ______________________

Title: PRESIDENT CEO.

Date: JUNE 11.10.

Per:
(Witness)

Title: ______________________

Date: June 11. 10

SCHEDULE A

SURVEY AREA

A1. Outline of the Survey Area(s)

The survey area is located in Equatorial Guinea. The survey consists of the area as outlined in the following table:

Table 1 - Survey Area(s)

Area Name	Area (km^2)	Traverse Line Spacing (m)	Traverse Line Direction	Approx. Traverse Line km	Tie Line Spacing (m)	Tie Line Direction	Approx. Tie Line km	Approx. Total Line km
Main Block 400 m		400	NW-SE	62570	4000	NE-SW	6262	68832
TOTALS	0.0			62570			6262	68832

TRC

A2. Map of Survey Area(s)


05/18/2010
400m Travers lines 135° = 62,570
4000m Controle lines 225° = 6,262
Total = 68,832 l-km
Equatorial Guinea
Quote# 10590
Full Coverage at 400m with overflight clearance


Block 1 (North)
33962 l-km
Block 2 (South)
34850 l-km
05/18/2010
400m Travers lines 135° = 62,570
4000m Controle lines 225° = 6,262
Total = 68,832 l-km
Equatorial Guinea
Quote# 10599


N2.3°
N2.1°
Bata
N1.9°
Niefang
N1.7°
Equatorial Guinea
E9.3°
E9.5°
E9.7°
E9.9°
E10.1°
E10.3°
E10.5°
E10.7°
E10.9°
E11.1°
E11.3°
N1.5°
N1.3°
N1.1°
N0.9°

SCHEDULE B

PRICING, SERVICES, AND PAYMENTS

B1. Charges

1. **Mobilization charge: $150,000.00**

2. Survey Charges (including all flying and delivery of standard products)

   68,832 line-km (400m line spacing).. @ $118.00 / line km

   Total Estimated Contract Value: $8,272,176.00

3. All charges are quoted in Canadia dollars, net of all taxes and charges whether Federal or State of any kind, including, without limiting the generality of the foregoing, withholdings tax and value-added tax applicable on ***Fugro*** or ***Fugro's*** sub-contractors.

4. Survey charges assume minimum flight line lengths of 8 kilometres. Pending confirmation of flight line direction, it may be necessary to adjust block boundaries to accommodate this requirement.

5. Fugro reserves the right to adjust the Survey Charges if significant changes occur in the fuel rates. A fuel surcharge will apply if the cost of fuel increases by 15% above the current rate of .85 USD.

6. Daily Rates

   Non-production days or partial production days due to factors beyond the reasonable control of ***Fugro*** will result in the following pro-rata charges:

Line Km Flown	Standby Charges ($ / day)
0	$2,900
100	$1,450
200	0

The weather is going to play a significant role in undertaking the survey. It is suggested that the survey only be flown in the two dry seasons, June to September and December to March. These

periods may have to be adjusted in the field because of 'climate change'. Outside of these periods the aircraft and crew should withdraw from Rio Muni. 'Standby' shall apply for those days when a survey aircraft achieves a production of less than 200 line km per day, due to factors that are beyond Fugro's control including, but not necessarily limited to:

- Bad weather
- Magnetic storms or excessive magnetic diurnal
- The failure of the Government of Equatorial Guinea (GEG) to provide the necessary services as agreed:
  - Failure to obtain necessary visas for planned aircrew rotations;
  - Failure to clear from Customs any essential aircraft or geophysical spares that have been airfreighted to Equatorial Guinea within a period of 1 week of their arrival.
  - Failure to supply the necessary Military observers. (if required)
  - Refusal of GEG personnel, or subcontractor personnel, who are working in association with Fugro on the project, to work seven (7) days per week.
- The interference in survey operations by either the Civil Aviation or Military Authorities in Equatorial Guinea, which may include but shall not be limited to:
  - Withdrawal of flying permission for whatever reason;
  - Closure of the operational airport from which Fugro aircraft are flying;
  - Refusal of airport authorities to permit access of the Fugro aircrew to their aircraft;
  - Failure to supply the necessary Military observers. (if required)
  - Failure of or jamming of radio or satellite navigation signals required for survey operations;
  - Refusal to refuel the aircraft;
  - Refusal of airport personnel or military observers to work seven (7) days per week.

Standby does not apply when survey aircraft are unable to fly because of:

- Aircraft breakdown
- Equipment breakdown
- Crew Sickness
- Expiry of pilot's flying hours
- Time taken to service aircraft and equipment
- Waiting for fuel

B2. Services to be provided by *Fugro*

1. Pre-Survey planning fuel availability, permits and survey flight plans.
2. Establishment of a base of operations for the survey.
3. Provision of the necessary qualified personnel required to complete the survey.
4. Provision of all materials and support services necessary to carry out the survey.

including transportation to the base of operations, aircraft fuel and supplies, airport and navigation fees, crew accommodation, communications, shipping, local vehicle rental and other field support costs.

5. Supply of the technical equipment with spares necessary to fly the survey in an expeditious manner.
6. Implementation of a stringent program of in-field and post field QA/QC.
7. Acquisition of Airborne Geophysical data over a specified survey area using appropriate instrumentation, survey methodology and data correction and processing procedures.
8. Compilation and processing of the Geophysical data.
9. Preparation and delivery of all the products specified in Schedule H.

B3. Terms of Payment

Minimum charge under the survey agreement shall be $1,400,000.

The invoices shall be payable as follows:

1. Upon execution of the agreement............................$200,000.00
2. Upon mobilization......15% of the estimated TOTAL contract value.

The remainder of the funds for 50% of the survey ($2,695,262.60) is to be placed with Sillenger's lawyer in escrow prior to the mobilization of the aircraft. **Sillenger's** lawyer will provide a letter advising ***Fugro*** that the funds to be held in trust have been received. This letter is to acknowledge that such funds are not to be released to ***Fugro*** without the approval of **Sillenger** and are not to be returned to **Sillenger** without the express written approval of ***Fugro***. This letter is to be received by ***Fugro*** prior to mobilization to the survey site. The funds are to be released to ***Fugro*** by ***Fugro*** submitting progress invoices to **Sillenger** that are payable per the original terms of payment, delivery of final processing products and delivery of final interpretation.

In the event of a dispute between FUGRO and CLIENT as to any matter concerning the payment schedule, which results in the failure or refusal of either party to authorize the release of escrow funds in accordance with the terms of payment above noted, the parties agree that the agent will hold the escrow funds in trust for both parties as their interests may appear until either both parties consent to the release of such funds, in writing, or until a court of competent jurisdiction orders the release of the escrow funds and the time limited for all appears from such order has expired. In the event of default by

Fugro in accordance with clause 20.3 of the agreement, Fugro authorizes the release of the remaining escrow funds net of any amount due for work performed.

3. During data acquisition ...40% based on actual kms flown per month, invoiced on a monthly basis + monthly standby days.

4. Upon completion of 50% of the data acquisition......20% of the estimated TOTAL contract value.

The remainder of the funds for the final 50% of the survey ($2,481,652.80) is to be placed in escrow within 15 days of completion of 50% of the acquisition phase of the survey and will be handled under the same terms noted above.

5. During data acquisition ...40% based on actual kms flown per month, invoiced on a monthly basis + monthly standby days.

6. Upon delivery of the final processing products for Block 1 (North)......15% of the value of Block 1(North).

7. Upon delivery of the final processing products for Block 2 (South)......15% of the value of Block 2 (South).

8. Upon delivery of the final interpretation products for Block 1 (North)......5% of the value of Block 1 (North).

9. Upon delivery of the final interpretation products for Block 2 (South)......Remainder of the value of Block 2 (South).

SCHEDULE C

SURVEY SCHEDULING

C1. Survey Scheduling

1. Survey preparations and mobilization to the survey area are expected to commence in June 2010. The plan is to have the contract signed in June, invoice payments in June, logistics trip to Equatorial Guinea in mid June, mobilization of aircraft in later June, commencement of survey in late June, acquisition data in July, August, September. Area is broken up into 2 blocks; Block 1 (North block) and Block 2 (South block). Plan is fly the North block first and process the data in parallel to the acquisition of the second block. Production is expected to be able to complete the North block during phase 1 with the possibility of completing both blocks during that time. If a second phase is necessary December is planned for the continuation of the acquisition.

2. Field preliminary products will be prepared progressively in the field throughout the actual survey flying.

3. Final data and logistics report will be delivered within approximately 6 weeks after receipt of all data in the Ottawa office.

4. Final interpretation and report will be delivered approximately 8 weeks after.

All phases of the survey scheduling will be co-ordinated with the requirements of ***Sillenger Exploration Corp.***

SCHEDULE D

AIRCRAFT, INSTRUMENTATION, CALIBRATION, AND PERSONNEL

D1. Aircraft

Fugro will fly the survey using a De Havilland DH7 (Dash-7)



Figure 1. Specially modified Dash-7 aircraft used by Fugro Airborne Surveys.

Operator	Voyageur Airways Limited
Registration	C-GJPI
Survey speed	125 knots / 145 mph / 65 m/s

D2. Instrumentation and Calibration

1. Magnetometer

   Scintrex Cs-2 single cell cesium vapour, towed-bird installation, sensitivity = 0.1 nT[1], sampling rate = 0.1 s, ambient range 20,000 to 100,000 nT. The nominal sensor height ~73 m above ground.

2. Electromagnetic system

   MEGATEM® 30 channel multicoil system

Receiver	Multicoil system (x, y and z axis induction coils) with a final recording rate of 4 samples/second, for the recording of 20 channels of x, y and z-coil data. The nominal height above ground is ~70 m, placed ~130 m behind the centre of the transmitter loop. Real time powerline rejection, earth field correction, stacking and B-Field calculation.



Figure 2. EM Receiver Bird

Transmitter Vertical axis loop mounted on aircraft of area of single turn = 406 m^2

Number of turns: 5

Nominal height above ground of 120 m



Figure 3. Modified Dash-7 on survey.

MEGATEM Broadband Specifications

Parameter	75 Hz Base Frequency	25 Hz Base Frequency
Waveform	Half-sine	Half-sine
Points per half-cycle	1024	2048
Point value	6.51 µs	9.76 µs
Half-cycle duration	6.666 ms	20.000 ms
Pulse width	2.226 ms	3.748 ms
Off-time period	4.407 ms	16.211 ms
Transmitter current	685 A	945 A
Loop area	406 m^2	406 m^2
Loop turns	6	5
Dipole Moment	~ 1,670,000 Am^2	~ 1,920,000
Ramp time at switch-off	91 µs	88 µs

Window positions for the 75 Hz Base Frequency

Channel	Start (pt)	End (pt)	Width (pt)	Start (ms)	End (ms)	Mid (ms)
1	6	19	14	-2.226	-2.135	-2.181
2	20	125	106	-2.135	-1.445	-1.790
3	126	233	108	-1.445	-0.742	-1.094
4	234	339	106	-0.742	-0.052	-0.397
5	340	354	15	-0.052	0.046	-0.003
6	355	359	5	0.046	0.078	0.062
7	360	365	6	0.078	0.177	0.098
8	366	372	7	0.117	0.163	0.140
9	373	380	8	0.163	0.215	0.189
10	381	389	9	0.215	0.273	0.244
11	390	399	10	0.273	0.338	0.305

12	400	410	11	0.338	0.410	0.374
13	411	422	12	0.410	0.488	0.449
14	423	435	13	0.488	0.573	0.530
15	436	449	14	0.573	0.664	0.618
16	450	465	16	0.664	0.768	0.716
17	466	483	18	0.768	0.885	0.826
18	484	503	20	0.885	1.015	0.950
19	504	525	22	1.015	1.159	1.087
20	526	549	24	1.159	1.315	1.237
21	550	575	26	1.315	1.484	1.399
22	576	603	28	1.484	1.666	1.575
23	604	633	30	1.666	1.862	1.764
24	634	668	35	1.862	2.090	1.976
25	669	708	40	2.090	2.350	2.220
26	709	753	45	2.350	2.643	2.496
27	754	803	50	2.643	2.969	2.656
28	804	863	60	2.969	3.359	3.164
29	864	938	75	3.359	3.847	3.603
30	939	1024	86	3.847	4.407	4.127

Window positions for the 25 Hz Base Frequency

Channel	Start (pt)	End (pt)	Width (pt)	Start (ms)	End (ms)	Mid (ms)
1	4	14	11	-3.748	-3.640	-3.694
2	15	137	123	-3.640	-2.440	-3.040
3	138	260	123	-2.440	-1.239	-1.840
4	261	383	123	-1.239	-0.039	-0.639
5	384	392	9	-0.039	0.049	0.004
6	393	396	4	0.049	0.088	0.068
7	397	401	5	0.088	0.137	0.112
8	402	407	6	0.137	0.195	0.166
9	408	414	7	0.195	0.264	0.229
10	415	422	8	0.264	0.342	0.303
11	423	431	9	0.342	0.430	0.386
12	432	441	10	0.430	0.527	0.478
13	442	453	12	0.527	0.644	0.585
14	454	467	14	0.644	0.781	0.712
15	468	483	16	0.781	0.937	0.859
16	484	501	18	0.937	1.113	1.025
17	502	521	20	1.113	1.308	1.210
18	522	546	25	1.308	1.552	1.430
19	547	576	30	1.552	1.845	1.698
20	577	611	35	1.845	2.186	2.015
21	612	651	40	2.186	2.577	2.381
22	652	701	50	2.577	3.065	2.821

23	702	761	60	3.065	3.650	3.357
24	762	836	75	3.650	4.382	4.016
25	837	936	100	4.382	5.358	4.870
26	937	1061	125	5.358	6.578	5.968
27	1062	1211	150	6.578	8.042	7.310
28	1212	1411	200	8.042	9.994	9.018
29	1412	1686	275	9.994	12.678	11.336
30	1687	2048	362	12.678	16.211	14.444

Note: Window times in milliseconds are given relative to the end of the pulse

A test line over the area will be flown at both at 25Hz and 75Hz and the data will be evaluated to determine the best survey frequency.

3. Spectrometer

Manufacturer	Exploranium
Type	NaI Gamma-ray Spectrometer
Model	GR820
Sampling Rate	1 Hz

An Exploranium GR820 256-channel spectrometer with 50.4 liters (3084 cubic inches) of main (downward) NaI crystal detector will be used. Additionally, three 4.2 liters (384 cubic inches) upward looking detectors will be employed. The spectrometer will be calibrated daily using cesium and thorium hand samples. One of the features of the GR820 is *Automatic Gain Control* based on monitoring of the thorium peak, which does not require operator adjustment or maintenance of the crystals at a constant temperature.

For both the main and upward spectrometers, total count, potassium, uranium, thorium and cosmic windows are recorded, along with the entire 256 channel spectra and live-time at a rate of 1 sample per second.

4. Digital Acquisition

FUGRO AIRBORNE SURVEYS GEODAS SYSTEM

5. Digital Display

Digital displaying the diagnostic traces described in Table 2.

Digital display setup:

Table 2

Name	Description	Scale	Unit
XF09	dB/dt X coil Time Filtered Channel 09	10000	pV/cm
XF10	dB/dt X coil Time Filtered Channel 10	10000	pV/cm
XF11	dB/dt X coil Time Filtered Channel 11	10000	pV/cm
XF12	dB/dt X coil Time Filtered Channel 12	10000	pV/cm
XF13	dB/dt X coil Time Filtered Channel 13	10000	pV/cm
XF14	dB/dt X coil Time Filtered Channel 14	10000	pV/cm
XF15	dB/dt X coil Time Filtered Channel 15	10000	pV/cm
XF16	dB/dt X coil Time Filtered Channel 16	10000	pV/cm
XF17	dB/dt X coil Time Filtered Channel 17	10000	pV/cm
XF18	dB/dt X coil Time Filtered Channel 18	10000	pV/cm
XF19	dB/dt X coil Time Filtered Channel 19	10000	pV/cm
XF20	dB/dt X coil Time Filtered Channel 20	10000	pV/cm
BZ20	B-Field Z coil Raw channel 20	80000	fT/cm
BX20	B-Field X coil Raw channel 20	80000	fT/cm
X20	dB/dt X coil Raw channel 20	20000	pV/cm
Z20	dB/dt X coil Raw channel 20	20000	pV/cm
X01	dB/dt X coil Raw channel 01	50000	pV/cm
XPL	Powerline Monitor	0.2	V/cm
XEFM	Earth Field Monitor	1	V/cm
XPRM	X Primary Field	0.4	V/cm
YPRM	Y Primary Field	13.3	V/cm
Y20	dB/dt Y coil Raw channel 20	20000	pV/cm
CMAG	Coarse Total Field Magnetics	300	nT/cm
FMAG	Fine Total Field Magnetics	100	nT/cm
RADR	Radar Altimeter	50	ft/cm
4DIF	Magnetic 4th Difference Filtered	1	nT/cm
BARO	Barometric Altimeter	100	ft/cm

6. Barometric Altimeter

   Rosemount 1241M, sensitivity 1 ft, 1 s recording interval.

7. Radar Altimeter

   King, accuracy 2%, sensitivity 1 ft, range 0 to 2500 ft, 1 sec recording interval.

8. Camera

Panasonic colour video.

9. Electronic Navigation

NOVATEL Propak 4E-315R 12 channel, measuring up to 12 satellites at 1 sec intervals, with a resolution of 0.00001 degree and an accuracy of ±5 m.

10. Base Station Equipment

Magnetometer:	Scintrex CS-2 single cell cesium vapour, mounted in a magnetically quiet area, measuring the total intensity of the earth's magnetic field in units of 0.01 nT at intervals of 1 s, within a noise envelope of 0.20 nT.
Computer:	Laptop, Pentium II model, 220 Mhz.
Decoupler:	Picodas, model MEP710 or Fugro CF-1.

10. Field Office Equipment

Computer:	2 - Dell Pentium III laptop with 30 GB hard drive.
Printer:	Hewlett Packard Deskjet 690C.
Backup Media:	DVD

Calibration

Pre-production Survey Calibration and Testing

A range of system calibration and tests are periodically done to verify the proper functioning of the on-board systems. These include:

1) Mag heading (cloverleaf) check;
2) Calibration of the GPS system against a geodetic monument or the base station antenna;
3) Lag (parallax) test for all geophysical systems; and
4) Calibrations of the radar/laser and barometric altimeters.

Results of the most recent tests can be provided on request.

If major changes to any instrument occur during the survey, then the appropriate instrument calibration will be repeated.

Ongoing Calibration and Testing

A range of daily calibrations and tests are required. These include:

1) Time synchronization of all recording systems;
2) Suitable instrumentation warm-up period prior to takeoff;
3) Pre- and post-flight measurement of TDEM background response and assessment of noise levels;
4) Pre-flight tests of the TDEM compensation.

D3. Field Personnel

The survey crew will consist of:

1. Experienced geophysicist/geophysical data processor to process survey data, monitor data quality and supervise field operations on behalf of the project manager.

2. Qualified Electronic Technician to operate and service the geophysical instruments.

3. Experienced survey pilots who have a demonstrated ability to safely fly the aircraft and geophysical instrumentation within survey specifications.

4. Two Certified aircraft maintenance engineers to maintain the aircraft and minimize downtime due to technical difficulties.

SCHEDULE E

FLIGHT SPECIFICATIONS

E1. Flight Lines

Line directions and spacings are as specified in Schedule A. The flight lines will not differ by > +/- 50 m from the theoretical, for a distance of 3 km or more.

E2. Terrain Clearances

The terrain clearance of the aircraft should not exceed 140 m for a distance of 3 km or more, except where flying regulations dictate otherwise and/or the safety of the aircraft and birds are in jeopardy. The nominal sensor height of the magnetometer is ~73 m above ground and for the EM receiver the nominal height above the ground is ~70 m, placed ~130 m behind the center of the transmitter loop. The nominal height above ground of the EM transmitter is 120 m.

E3. Instrumentation

1. Electromagnetics

Electromagnetic data received by the receiver coils will be recorded both digitally and in analog form on-board the aircraft. All raw-data channels will be written to the Geodas storage device. Diagnostic data for real time QC will be viewed on the computer screen.

The 50/60 Hz powerline monitor, transmitter current and primary-field strength at the receiver will be recorded digitally.

Reflights will be flown if the noise level of the MEGATEM® system, as indicated on the raw traces of dB/dT channel 30 (last off-time channel), exceeds ±5000 pT/s for the X-coil and ±5000 pT/s for the Z-coil, over a distance of 3 km or more (approximately 50 seconds).

2. Airborne High Sensitivity Magnetometer

Magnetic total-field intensity data will be recorded on-board the aircraft digitally as follows:

- Sample interval will be 0.1 – second (10 samples/second).
- Magnetometer sensitivity will be 0.1 nT.
- Digital traces will be plotted at two scales, which will be selected by the operator depending upon local gradients encountered.
- A forth difference trace of the magnetics will be plotted on the analog chart

only.

Magnetometer noise level should not exceed ±0.25 nT for a distance of 3 km or more.

3. Ground Base Station Magnetometer

Base station magnetometer information will be recorded digitally at 1.0 second intervals

For acceptance of the magnetic data, non-linear variations in the magnetic diurnal should not exceed 10 nT over a chord of 30 seconds.

4. Spectrometer

AGS Quality Control and Monitoring

Source Tests. Thorium source measurements are used daily (before and after flying) to monitor spectrometer sensitivity and resolution. Spectrometer energy calibration is performed as part of the source test. This test will also detect instrumental problems. Source test data is recorded for the duration of the survey and any significant changes in count rate or individual detector resolution will be investigated and resolved. The thorium source test provides primary control over spectrometer function.

Gamma-ray Spectrum Stability. The most effective quality control of spectrometer survey data is achieved by analyzing the 256-channel spectra collected during survey flying. This is a routine part of *Fugro*'s total quality control measures. Sum spectra for each survey line are created. The potassium and thorium gamma-ray peaks are analyzed for resolution and position. Strict tolerances are maintained and new windowed data are extracted in those very rare instances when required due to minor spectral drift.

Spectrometer Resolution Checks. The quality control and monitoring procedures outlined above ensure proper functioning of the spectrometer system, which is critical to AGS. Individual detector resolution and total system survey resolution on the thorium 2615 keV peak are measured and maintained to less than 7%. In addition, if requested by the client, *Fugro* will record individual and system resolutions on the 662 keV peak of cesium-137 on a weekly basis.

Rain. Survey flights should be suspended for at least one hour after significant rainfall in the survey area.

E4. Reflights

Reflights, at no additional charge to ***Sillinger Exploration***, will be undertaken whenever survey lines or part survey lines are noted in the field to be beyond the agreed tolerances.

SCHEDULE F

SAFETY CONSIDERATIONS

Fugro operates in accordance with a Safety Management System (SMS). The SMS is used in every aspect of ***Fugro's*** conduct of business and allows confidence that the best possible procedures are in place for the Health, Welfare and Safety of all those directly and indirectly involved with any project conducted by ***Fugro***.

Fugro is an active member of the International Airborne Geophysical Safety Association (IAGSA http://www.iagsa.com). In demonstrating ***Fugro*** commitment to IAGSA, two of its executives are Executive Committee members of IAGSA.

Fugro undertakes the preparation of a comprehensive Job Safety Plan (JSP) for each and every project involving processes of hazard identification and risk assessment. The JSP will be reviewed and approved by all survey crew members and by ***Fugro*** management prior to survey commencement.

1. Flight Planning and Search and Rescue (SAR)

(i) Flight plans are mandatory with the Fugro Aviation Flight Watch Centre in Ottawa. This centre is staffed by aviation professionals who monitor the operational and mission status of all Fugro survey aircraft on a continuous basis.

(ii) All Fugro aircraft are equipped with satellite telephone systems that are used to provide voice communication status updates with the Fugro Flight Watch Centre at minimally one hour intervals.

(iii) Continuous satellite tracking of the aircraft position is performed at all times while the aircraft is airborne, by positional updates transmitted from the aircraft to the Fugro Flight Watch Centre.

(ii) No deviation from the flight plan is permitted mid-flight without radio confirmation with ground crew.

(iii) The search and rescue procedure must be reviewed and clearly understood by all personnel prior to survey flying in each survey block. **If the SAR available is deemed not to be of a standard acceptable to international standards, the CLIENT shall be responsible for the cost of establishing an acceptable capability.**

(iv) Emergency contact information will be procured and made available to the local aviation ground crews responsible for S&R.

2. Additional Requirements

(i) A safety meeting, involving all crew, to review the operational procedure must be completed prior to any survey flying from each base of operations. Any significant deviations from the operational safety plan must be reported to the Operations Manager of ***Fugro*** prior to the commencement of survey flying.

(ii) Protective footwear is mandatory (i.e. work boots or the like).

(iii) Air crews have received specialized training for Survey Flying and Ditching/Survival training as well as specific type training as required by Transport Canada.

(iv) Excessive alcohol is not permitted for flight crew. Excessive is defined as two drinks in the previous twenty-four hours. No alcohol consumption is permitted in the twelve hours previous to flying.

SCHEDULE G

DATA PROCESSING

G1. Field Processing

FUGRO uses the GEOSOFT OASIS™ database for both field and office processing and the complete suite of FUGRO application programs available in the office environment are available to the field geophysicist on the project site. This ensures easy, proper and efficient transfer of data from the field base to the office.

An experienced FUGRO data processor will review all the Survey data on a flight-by-flight basis to ensure that the data are of an acceptable quality and will be prepared to produce the field products.

Important checks are required during the data acquisition stage to ensure that the data quality is in keeping with the survey specifications. The following list details of the standard data quality checks that must be performed during the course of a survey. The Geophysicist will evaluate each data set independently to determine if additional checks should be implemented.

1) The differentially corrected GPS flight track is recovered and matched against the theoretical flight path to ensure that any deviations are within the specifications.
2) All altimeter data (radar, barometric and GPS elevation) are checked for consistency and deviations in terrain clearance monitored closely.
3) The synchronicity of the GPS time and the acquired time of the geophysical data is checked by matching the recorded time fields.
4) A final check on the navigation data is to compute a point-to-point speed from the final corrected UTM X and Y values.
5) The diurnal variation is examined for any deviations that exceed the specifications.
6) The integrity of the airborne magnetometer data is checked through statistical analysis and graphically viewed in profile form.
7) On-going gridding and imaging of the data is also done to control the overall quality of the magnetic data.
8) The high altitude calibration sequence, recorded pre- and post-flight, are closely examined. These background data segments, which are free of ground conductive response, are checked to ensure that the baseline positions for each channel are good, that the noise levels are within the specification and that the system has been well compensated for excessive motion of the towed bird.
9) The reference waveform, collected during the calibration sequence and used for the compensation of the primary field, is closely examined for consistency from flight to flight.
10) All recorded EM channels are examined and adjusted for system drift.
11) Level of spheric activity is assessed during the processing, through a decay analysis.
12) The decay constant and channel amplitudes are gridded and imaged on an on-going basis throughout the survey.
13) The digital terrain model is calculated as a check of altimeter and GPS-Z quality.
14) The flight logs are checked for completeness (line start/end fiducials, flight conditions, raw data file names, data alerts).
15) Completion of all paperwork and data forms is ensured.

G2. Office Processing

In final data processing, a heavy emphasis is placed on process quality control. End of line quality checks are still employed as a means of ensuring that final digital and map products are the highest quality possible, but process control catches most errors before the production of final products. The following outlines the structure of the process control system and end of line checks.

1) All field data will be restored onto the office processing system and re-verified for validity and continuity.
2) Any remaining corrections such as noise filtering, drift corrections, etc., will be applied to EM data if necessary.
3) Magnetic data will be re-levelled if necessary.
4) Preliminary plan maps and contours will be gridded and plotted. Final products will be examined and corrections effected where necessary.
5) Final plot files, final map products and digital archives will be created.

G3. AGS Data Processing

The Airborne Gamma-ray Spectrometric data are subjected to primary quality control, complete data reduction, gridding and imaging during the data acquisition phase. The final processing procedure starts with the analysis of the raw 256-channel spectra to reduce statistical noise using a spectral component analysis technique (NASVD).

The parameters used for this processing are based on those determined during the calibration and testing phase of the survey and on subsequent analysis of the whole AGS data set including background-over-water measurements. The primary AGS data consists of the 256 channel spectra collected at 1 Hz for both the downward-looking and upward-looking spectrometers. The major data reduction stages are:

- Appropriate filtering of auxiliary data (ground clearance, temperature, pressure and cosmic)
- Calculation of effective height (at STP = "Hstp")
- NASVD analysis of the 256 channel AGS spectra.
- Livetime correction.
- Background removal (aircraft, cosmic and atmospheric radon)
- Compton stripping (spectral unfolding)
- Filtering ROIs channels (5-point Savitsky-Golay)
- Adjustment for height attenuation.
- Conversion to radioelement ground concentrations (TC, K, U, TH)
- Gridding and evaluation.

SCHEDULE H

PRODUCTS FOR DELIVERY

1. PRELIMINARY (FIELD) PRODUCTS

1) Differentially corrected flight path image
2) Digital line archives in Geosoft or ASCII format
3) Preliminary grids in Geosoft format
4) Other preliminary products may be negotiated

2. FINAL PRODUCTS

EM Products to be selected either from dB/dt or B-field response

1) Total field magnetic colour contour map (geosoft map file and pdf).
2) Calculated magnetic vertical derivative colour contour map (geosoft map file and pdf)
3) EM anomaly map (X component) with flight path, when applicable to the type of conductive environment over the survey area. (geosoft map file and pdf).
4) Total Count (TC), Potassium (K), Uranium (U) and Thorium (TH), U/TH, U/K, TH/K ratios (geosoft map files, pdf)
5) Prospectivity report & map for base metals and non base metals, (3 copies of digital maps and report)
6) 3 selected EM parameter maps (geosoft map file and three paper copies), selected from the following options:
   (i) Apparent conductivity generated from the full waveform (all 20 dB/dt channels) of the combined X- and Z-component data,
   (ii) EM channel amplitude,
   (iii) Time constant (Tau), and
   (iv) Total energy envelope of a selected channel.
   (v) Conductivity-depth transform (CDT) depth slice.
7) Multiparameter profiles, one (1) copy each, on digital media with individual traces for:
   (i) magnetic total field,
   (ii) calculated vertical gradient magnetics,
   (iii) EM channels (12 of each of the X and Z components), TC, U, Th, K,
   (iv) altimeter, and
   (v) 50/60 Hz powerline monitor.
   (vi) Conductivity-depth transform (CDT) sections (when applicable).
8) Digital archive (raw and final filtered line data) on CD-ROM/DVD in Geosoft .gdb format and ASCII XYZ format, with appropriate headers (four copies).
9) Digital archive (grid data) of selected map parameters on CD-ROM/DVD in Geosoft .grd format (four copies).
10) Digital archive of reference waveform files for each flight on CD-ROM/DVD (four copies)
11) Digital archive of the halfwave data in unlocated binary format on CD-ROM/DVD (one copy)
12) Four (4) copies of a logistics and processing report.
13) video tapes (on DVD) and flight logs.

17c

Final map scale will be 1:50,000 or 1:100,000 or applicable scale

The coordinate system used for this survey will be Universal Transverse Mercator (UTM), zone 32s, based on the NAD83 datum. A second local datum coordinates will be provided. Geographical coordinates (in decimal degrees) will also be provided in the digital data archives.

Final maps will include UTM coordinates, latitudes and longitudes in the official UTM coordinate system used by the government of Equatorial Guinea. A digital topographic base may be added to any selected map products (to be supplied by client).

Notes on the selection of the map products (from the list under item 5 above).

(i) The apparent conductivity: This is generated from all 20 channels of the combined X and Z coil response of the dB/dt component. This parameter represents well the total image of the conductive response from the ground, for the surface and near-surface layer. It can be useful in the mapping of surface alteration of the underlying bedrock or in the characterization of the overburden response.

(ii) Channel amplitude maps are normally selected from the off-time channels (channels 6 to 20) of either the X or Z coil and can be selected from either the dB/dt or B-Field component.

(iii) The decay constant map provides a focus on the stronger, more localized conductors which might be directly related to mineralized horizons, at surface or at depth. This parameter is derived by fitting an exponential function to the off-time channels and can be calculated from either the X or Z coil response, from either the dB/dt or B-Field components. Some testing is required here to define the best component of the data to be used for the calculation.

(iv) The total energy envelope of a channel is essentially a way of combining the response from both the X and Z coil data into a single parameter, to combine the benefits of each component onto a single map. This can be generated from any of the 20 individual channels (usually the off-time channels). Normally, a channel is selected which provides an intermediate image of the response, between the full image of the apparent conductivity and the more focused image of the decay constant. This map is generally aimed at mapping more the bedrock alteration zones with less contribution from the general surface cover.

(v, vi) The conductivity-depth transform (CDT) derived products are the results of an inversion of the data (from either the dB/dt or B-Field), based on a conductive layered earth model. This is a good presentation of the data to examine the variation in the conductive response with depth but, as the model implies, this does require a suitably conductive environment and may not be applicable in areas where the background response is generally more resistive.

Upon receipt of the data in the office, a general review of the EM response over the survey area(s) is made by a senior geophysicist and recommendations can be provided for the definition of the above parameters, selected to best represent the EM response and the target objectives of the survey.

3. OPTIONAL PRODUCTS

Fugro offers a wide range of other products that may be selected by ***THE CLIENT***. ***Fugro*** would be pleased to discuss the extra costs.

(a)	Conductivity depth transform (CDT) colour sections presented with multi-channel profiles	TBA
(b)	Stacked colour CDT sections plot	TBA
(c)	CDT 3D cube	TBA
(d)	Moment data generated from B Field	TBA
(e)	Broadband apparent conductivity colour contour map (x or z)	TBA
(f)	Apparent conductivity/resistivity depth slice colour contour map	TBA
(g)	Apparent conductivity generated from moment data colour contour map	TBA
(h)	Any EM channel amplitude contour map	TBA
(i)	Time constant (Tau) colour contour map	TBA
(j)	Total energy envelope of an EM channel colour contour map	TBA
(k)	Reduced to the pole magnetic total field colour contour map	TBA
(l)	Automatic gain control (image enhancement)	TBA
(m)	Calculated magnetic vertical derivative colour contour map	TBA
(n)	Calculated magnetic 2nd vertical derivative colour contour map	TBA
(o)	Calculated magnetic horizontal gradient colour contour map	TBA
(p)	Magnetic analytic signal colour contour map	TBA
(q)	Magnetic apparent susceptibility colour contour map	TBA
(r)	Magnetic depth slice colour contour map	TBA
(s)	Magnetic upward or downward continuation colour contour map	TBA
(t)	Stacked profile(s) map	TBA
(u)	Full EM/Mag Interpretation map, with report	TBA
(v)	Basic EM Overview map, with report	TBA
(w)	Additional multi-parameter profiles	TBA
(x)	Reprint of maps	$100.00 / map
(y)	Presentation quality laminated Shadow Images	$300.00 / image

Notes on items (d) and (g) above:

Moments of the Impulse Response and derived Conductivity values.

For TDEM data, the moments of the impulse response are a good way of highlighting a number of features in the dataset. The nth moment is defined as

$$M^n = \int_0^\infty t^n I(t)\, dt ,$$

where $I(t)$ is the impulse response.

One advantage of the moments is that they place different emphasis on different parts of the transient. The low-order moments (n=1) place emphasis on the early-time data and this reflects the near-surface information. The higher order moments (n=2,3...) place emphasis on the late-time data (or deeper information).

Another advantage of the moments is that these quantities can be easily converted to conductivity or conductance. The first moment estimate is indicative of the material in the top 50 to 100 m, while higher-order moments are indicative of deeper material.

Interpretation Products

Prospectivity report & map for base metals


Profile data
EM conductors
Magnetics
EM anomalies
T-1A
T-1B
T-1C

Prospectivity report & map for non base metals



Terrain elevation
Conductivity depth slice
Magnetics
Profile data and Conductivity-Depth section

Identifying zones of anomalous radioactivity from Airborne Gamma Ray Spectrometer data



Terrain Elevation



Residual Magnetics

Uranium count


1
2
3
4
5
6
7

Full geological interpretation (Optional)


Terrain elevation
Magnetics
EM response
Available geology
EM anomalies

Definitions:

Prospectivity report & map for base metals: Focusing on the EM response, all bedrock-related conductors are identified and marked as flat-lying, vertical or dipping. These are then related to the magnetic lineaments in order to establish favorable structural context and provide recommendations for ground follow-up targets.

Prospectivity report & map for non base metals: For non base metal targets such as paleochannels (alluvial deposits), uranium, coal, diamonds and groundwater, favorable prospective zones are identified by studying the surface topography, the magnetic signature and the conductivity or resistivity variations at various depth horizons both in plan view and from vertical pseudo-sections. When gamma ray spectrometer is collected, maps of the basic radioactive elements as well as various ratio maps and ternary images are also studied to identify anomalous localized concentrations which might be indicative of mineralization.

Full geological interpretation: The mapping of the EM conductors (as defined under the "Prospectivity map") is expanded to include the definition of all broad conductive zones, whether at surface or at depth (characterization of the overburden, bedrock alteration, alluvium, etc...). Where the EM anomalies are sufficiently defined, modeling is also done for selected conductors to derive additional information on the source such as strike, dip, depth, size and conductance. This is then combined with a full structural / qualitative interpretation of the magnetic signature, assisted by any available geology and surface topography, to map lithological boundaries, intrusive bodies, contacts and faults. The end product is an updated geological map with target selections for ground follow-up based on the EM signature.

SCHEDULE I

QUALITY CONSIDERATIONS

I1. Quality Management System

Fugro has implemented a Quality Management System (QMS) based on proven quality principles and has successfully achieved certification to the international standard *ISO 9001:2000 Quality Management Systems – Requirements*. With a Customer Care Program and a goal of continual process improvement, ***Fugro's*** QMS supports the organization's overall objective to consistently exceed client expectations and improve products and services.

I2. Scope of Quality Management System

The certification for the QMS of ***Fugro*** is specific to the provision of airborne geophysical products and services for geoscientific purposes.

I3. Quality Manual

A comprehensive Quality Manual describes the activities performed by ***Fugro*** and ensures the consistently high quality of the services and deliverables provided to its clients. All ISO 9001:2000 requirements are addressed or referenced in the manual. The Quality Manual is a controlled document that is reviewed regularly by the Regional Manager of ***Fugro***. It is accessible to all employees of the company via the corporate Intranet Web site, and is available for viewing upon request.

14. Quality Management Structure

On a functional basis, ***Fugro*** has structured its business and operational activities into the following areas:


Management & Administration
Project Management
R&D
Sales & Marketing
Aviation (Outsourced)
Geophysical Operations & Electronics
Data Processing & Interpretation
Quality Management System (QMS)
Safety Management System (SMS)

The quality management system supports the business operations of the company including project management, coordinates improvement requests from company stakeholders, and follows up on relevant actions. The system also facilitates regular management reviews of QMS processes, coordinates internal and external audits, promotes quality throughout the organization, and communicates on the effectiveness of the quality management system.

I5. Project Quality Assurance

Fugro ensures quality control for your project by using advanced data acquisition and data processing (in field and office) techniques. These include:

Data Acquisition:

- Advanced GPS electronic navigation
- Daily calibration of geophysical instrumentation
- Same day processing in the field through to deliverable products, if required
- Experienced field and office geophysical staff

Data Processing:

- Standard computer hardware and software ensures the transition of processing and interpretation of data is seamless from field to office
- Custom processing and interpretation software (ATLAS)
- Advanced imaging techniques
- Refined micro-levelling
- AGS statistical noise reduction, e.g. NASVD

More quality assurance details are found throughout the survey proposal.